Exhibit 99.1

Landcadia Holdings, Inc. Secures $85 million Financing From Luxor Capital Group

Financing Expands Capital Available to Fund Waitr’s Growth Strategy

HOUSTON, TX, October 3, 2018 — Landcadia Holdings, Inc. (NASDAQ: LCA) (the “Company”) announced that it signed an agreement with Luxor Capital Group, LP, (“Luxor”) to provide the Company with $85 million in financing to fund Waitr Inc.’s (“Waitr”) growth strategy.

“We are pleased with this agreement and believe it brings another high quality financial partner to Waitr and additional capital on attractive terms to grow the business,” said Tilman J. Fertitta, Co-Chairman & CEO, Landcadia Holdings, Inc.

“There is a massive untapped market for online delivery, particularly in the secondary markets. We have a significant opportunity to continue to grow by penetrating our existing markets and entering new markets. We also are well positioned to take advantage of acquisition opportunities, which can help drive additional growth and scale throughout the U.S.,” said Chris Meaux, founder and CEO of Waitr, Inc.  “We are pleased to have Luxor as a financial partner based on their significant track record of investing in companies with disruptive business models in the online food sector.”

“We are excited to work with Chris and the Waitr team to continue to rapidly grow the business and maximize shareholder value,” said Jon Green, Partner at Luxor Capital.

Earlier this year, the Company and Waitr, the fast growing restaurant platform for online ordering and on-demand food delivery, announced that they entered into a definitive merger agreement whereby Waitr will become a wholly-owned subsidiary of Landcadia. Completion of the proposed transaction is subject to Landcadia stockholder approval and other customary closing conditions. The parties expect that the proposed transaction will be completed in November 2018.

For a description of the terms of the financing, please see the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on the date hereof, including a copy of the commitment letter, which is filed as an exhibit thereto.

About Landcadia Holdings, Inc.

Landcadia Holdings, Inc. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

About Waitr Incorporated

Founded in 2013 and based in Lake Charles, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Its platform connects local restaurants to hungry diners in underserved markets in America’s heartland. Waitr is the most convenient way to discover, order and receive great food from the best local restaurants and national chains. Today, Waitr has over 6,200 restaurant partners in over 230 cities in the Southeast U.S.

About Luxor Capital Group, LP

Luxor Capital Group, LP ("Luxor") is a multi-billion dollar investment fund that was founded in 2002. Applying a bottom-up, fundamental approach to investing, Luxor has deep sector expertise within its focus industries, namely Internet, Software, Financials, Real Estate, Media and Energy. Luxor takes a long-term view towards investing and often works closely with the management teams of their portfolio companies. Luxor initially invested in Delivery Hero, one of the leading global online food ordering and delivery players, in 2014.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, the Company has filed a preliminary proxy statement with the SEC. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and the amendments thereto and, when available, the definitive proxy statement and documents incorporated by reference therein filed in connection the Business Combination, as these materials contain important information about Waitr, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders may obtain copies of the preliminary proxy statement and, when available, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, at the SEC’s web site at www.sec.gov, or by directing a request to: Landcadia Holdings, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: General Counsel, (713) 850-1010.

Participants in the Solicitation

The Company, its directors and executive officers, and Jefferies LLC may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s preliminary proxy statement, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Landcadia Holdings, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: General Counsel, (713) 850-1010.

Waitr and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination is included in the proxy statement for the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and Waitr’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and Waitr’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and Waitr’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the proposed business combination (the “Merger Agreement”) or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against the Company and Waitr following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; (4) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the Business Combination; (5) the risk that the announcement and consummation of the Business Combination disrupts current plans and operations; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that Waitr or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Contacts:

Investors
WaitrIR@icrinc.com

or

Media
WaitrPR@icrinc.com